Exhibit 99.2

Report of Independent Auditors

To the board of Directors and Shareholders of

B-R 31 ICE CREAM CO., LTD.:

In our opinion, the accompanying balance sheet and the related statement of income, changes in net assets and cash flows present fairly, in all material respects, the financial position of B-R 31 ICE CREAM CO., LTD. at December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in Japan. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 18 to the financial statements.

/s/ PricewaterhouseCoopers Aarata

Tokyo, Japan

April 29, 2011

B-R 31 Ice Cream Co., Ltd.

Balance sheets

(In thousands)

	(Not covered by auditors’ report)
	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	¥3,239,687	¥3,912,939
Accounts receivable-trade	3,045,929	2,797,245
Finished products	640,354	528,830
Raw materials	335,519	254,757
Supplies	218,569	200,306
Advance payments	11,872	56,987
Prepaid expenses	134,708	82,720
Deferred tax assets	93,748	131,590
Accounts receivable-other	28,063	20,038
Other current assets	30,458	19,689
Allowance for doubtful accounts	(10,304)	(23,873)

Total current assets	7,768,603	7,981,228

Non-current assets:
Tangible fixed assets
Buildings	1,522,471	1,495,756
Accumulated depreciation	(1,092,515)	(1,057,432)

Buildings, net	429,956	438,324
Structures	195,248	195,248
Accumulated depreciation	(156,970)	(154,183)

Structures, net	38,278	41,065
Machinery and equipment	2,052,109	2,042,838
Accumulated depreciation	(1,589,977)	(1,578,672)

Machinery and equipment, net	462,132	464,166
Store leasehold improvements	2,881,850	2,612,281
Accumulated depreciation	(1,520,945)	(1,397,189)

Store leasehold improvements, net	1,360,905	1,215,092
Retail store equipment	313,768	188,127
Accumulated depreciation	(97,065)	(60,558)

Retail store equipment, net	216,703	127,569
Vehicles and transportation equipment	37,294	18,627
Accumulated depreciation	(18,751)	(16,544)

Vehicles and transportation equipment, net	18,543	2,083
Tools, furniture and fixtures	655,795	582,697
Accumulated depreciation	(470,297)	(388,598)

Tools, furniture and fixtures, net	185,498	194,099
Land	695,362	226,363
Construction in progress	268,230	117,682

Total tangible fixed assets	3,675,607	2,826,443
Intangible assets
Software	194,889	216,138
Telephone subscription rights	17,065	17,065

Total intangible assets	211,954	233,203
Investments and other assets
Investment securities	24,949	25,672
Loans receivable	—	11,206
Loans receivable from employees	12,013	20,000
Other receivables	236,616	117,449
Prepaid expenses	530,922	517,068
Deferred tax assets	132,962	116,808
Lease deposits	2,080,836	1,943,612
Other non-current assets	19,685	19,685
Allowance for doubtful accounts	(93,470)	(83,933)

Investments and other assets	2,944,513	2,687,567

Total non-current assets	6,832,074	5,747,213

Total assets	¥14,600,677	¥13,728,441

B-R 31 Ice Cream Co., Ltd.

Balance sheets—(continued)

(In thousands)

	(Not covered by auditors’ report)
	December 31, 2011	December 31, 2010

Liabilities and Net assets

Current liabilities:
Accounts payable-trade	¥529,888	¥494,760
Accounts payable-other	1,210,192	1,226,993
Accrued expenses	27,478	25,427
Provision for income taxes	566,660	812,790
Accrued consumption taxes	37,510	41,718
Gift card liability	540,768	295,528
Deposits received	106,009	139,794
Employees’ bonuses	32,572	34,352
Directors’ bonuses	17,000	17,000
Other current liabilities	59,490	83,404

Total current liabilities	3,127,567	3,171,766

Non-current liabilities:
Employees’ retirement benefits	143,012	132,108
Directors’ retirement benefits	65,401	54,000
Asset retirement obligations	73,261	—
Long-term deposits received	1,099,229	1,009,692

Total non-current liabilities	1,380,903	1,195,800

Total liabilities	4,508,470	4,367,566

Net Assets:

Stockholders’ equity:
Common stock	735,286	735,286
Capital surplus
Legal capital surplus	241,079	241,079

Total capital surplus	241,079	241,079

Retained earnings
Legal reserve	168,677	168,677
Other
Other reserves	4,140,000	4,140,000
Retained earnings	4,836,010	4,122,041

Total retained earnings	9,144,687	8,430,718

Treasury stock	(16,893)	(16,793)

Total stockholders’ equity	10,104,159	9,390,290

Valuation and translation adjustments:
Net unrealized gains (losses) on available-for-sale securities, net of tax	(835)	1,144
Net gains (losses) on deferred hedges, net of tax	(11,117)	(30,559)

Total valuation and translation adjustments	(11,952)	(29,415)

Total net assets	10,092,207	9,360,875

Total liabilities and net assets	¥14,600,677	¥13,728,441

See accompanying notes to financial statements.

F-86	(Continued)

B-R 31 Ice Cream Co., Ltd.

Statements of income

(In thousands)

	(Not covered by auditors’ report)		(Not covered by auditors’ report)
	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009

Revenues:
Sales of finished products	¥15,729,348	¥14,696,644	¥12,939,121
Royalty income	3,349,178	3,150,990	2,826,902
Rental income of store equipment	980,414	930,737	893,773

Total revenues	20,058,940	18,778,371	16,659,796

Cost of sales:
Finished products at the beginning of the year	528,830	365,758	367,260
Cost of products manufactured during the year	7,693,295	7,006,948	6,135,411

Total	8,222,125	7,372,706	6,502,671

Transfers to other accounts	(78,595)	(45,364)	(32,440)
Finished products at the end of the year	(640,353)	(528,830)	(365,758)

Cost of finished products sold	7,503,177	6,798,512	6,104,473

Cost of store equipment	480,920	439,665	422,465

Total cost of sales	7,984,097	7,238,177	6,526,938

Gross profit	12,074,843	11,540,194	10,132,858

Selling, general and administrative expenses:
Delivery and storage charges	1,468,236	1,255,453	1,125,538
Advertising expenses	2,581,232	2,306,586	2,099,743
Royalty	198,961	184,387	163,255
Rental expenses	365,615	352,524	363,083
Salaries, allowances and bonuses	1,005,028	980,201	905,626
Provision for bonuses	27,077	28,966	25,418
Employees’ retirement benefits	72,645	59,880	55,094
Directors’ retirement benefits	11,400	10,100	10,100
Other wages	194,024	187,517	163,264
Sales promotion expenses	752,143	673,778	573,540
Franchise general expenses	322,149	490,461	—
Depreciation	578,064	562,282	586,890
Inventory write-off	—	—	31,293
Other	1,587,503	1,551,556	1,692,952

Total selling, general and administrative expenses	9,164,077	8,643,691	7,795,796

Operating income	2,910,766	2,896,503	2,337,062

B-R 31 Ice Cream Co., Ltd.

Statements of income—(continued)

(In thousands)

	(Not covered by auditors’ report)		(Not covered by auditors’ report)
	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009

Non-operating income:
Interest income	800	1,082	1,549
Gain on sales of fixed assets	51,983	45,342	33,897
Gain on unused gift card	22,356	15,208	15,595
Royalty income	11,542	—	—
Other	5,839	6,339	8,493

Total non-operating income	92,520	67,971	59,534

Non-operating expenses:
Inventory write-off	—	—	—
Loss on disposals of fixed assets	21,467	20,710	19,900
Other	1,835	2,654	803

Total non-operating expenses	23,302	23,364	20,703

Ordinary income	2,979,984	2,941,110	2,375,893

Extraordinary gains:
Gain on reversal of allowance for doubtful accounts	3,620	5,249	—
Insurance income	15,313	—	—
Compensation on lease termination	—	20,029	—
Refund of consumption taxes	—	4,203	—
Other	1,846	1,154	—

Total extraordinary income	20,779	30,635	—

Extraordinary losses :
Loss on disposals of other fixed assets	21,086	24,137	34,720
Loss on disaster	223,948	—	—
Loss on adjustment for changes of accounting standard for asset retirement obligations	26,010	—	—

Total extraordinary losses	271,044	24,137	34,720

Income before income taxes	2,729,719	2,947,608	2,341,173

Income taxes-current	1,186,988	1,294,000	1,048,000
Income taxes-deferred	9,701	1,758	(14,127)
Total income taxes	1,196,689	1,295,758	1,033,873

Net income	¥1,533,030	¥1,651,850	¥1,307,300

See accompanying notes to financial statements.

B-R 31 Ice Cream Co., Ltd.

Statements of changes in net assets

(In thousands)

	(Not covered by auditors’ report)		(Not covered by auditors’ report)
	December 31, 2011	December 31, 2010	December 31, 2009

Shareholders’ equity
Common stock
Balance at the beginning of the year	¥735,286	735,286	735,286
Changes during the year
Total changes during the year	—	—	—

Balance at the end of the year	735,286	735,286	735,286

Capital surplus
Legal capital surplus
Balance at the beginning of the year	241,079	241,079	241,079
Changes during the year
Total changes during the year	—	—	—

Balance at the end of the year	241,079	241,079	241,079

Total capital surplus
Balance at the beginning of the year	241,079	241,079	241,079
Changes during the year
Total changes during the year	—	—	—

Balance at the end of the year	241,079	241,079	241,079

Retained earnings
Legal Reserve
Balance at the beginning of the year	168,677	168,677	168,677
Changes during the year
Total changes during the year	—	—	—

Balance at the end of the year	168,677	168,677	168,677

Other reserves
Balance at the beginning of the year	4,140,000	4,140,000	4,140,000
Changes during the year
Total changes during the year	—	—	—

Balance at the end of the year	4,140,000	4,140,000	4,140,000

Retained earnings brought forward
Balance at the beginning of the year	4,122,041	3,192,893	2,463,754
Changes during the year
Dividends	(819,061)	(722,702)	(578,161)
Net income	1,533,030	1,651,850	1,307,300

Total changes during the year	713,969	929,148	729,139

Balance at the end of the year	4,836,010	4,122,041	3,192,893

Total retained earnings
Balance at the beginning of the year	8,430,718	7,501,570	6,772,431
Changes during the year
Dividends	(819,061)	(722,702)	(578,161)
Net income	1,533,030	1,651,850	1,307,300

Total changes during the year	713,969	929,148	729,139

Balance at the end of the year	9,144,687	8,430,718	7,501,570

B-R 31 Ice Cream Co., Ltd.

Statements of changes in net assets—(continued)

(In thousands)

	(Not covered by auditors’ report)		(Not covered by auditors’ report)
	December 31, 2011	December 31, 2010	December 31, 2009

Treasury stock
Balance at the beginning of the year	(16,793)	(16,793)	(16,793)
Changes during the year
Total changes during the year	(100)	—	—

Balance at the end of the year	(16,893)	(16,793)	(16,793)

Total shareholders’ equity
Balance at the beginning of the year	9,390,290	8,461,142	7,732,003
Changes during the year
Dividends	(819,061)	(722,702)	(578,161)
Net income	1,533,030	1,651,850	1,307,300
Acquisiotion of treasury stock	(100)	—	—

Total changes during the year	713,869	929,148	729,139

Balance at the end of the year	10,104,159	9,390,290	8,461,142

Valuation and translation adjustments
Net unrealized gains (losses) on available-for-sale securities, net of tax
Balance at the beginning of the year	1,144	(229)	834
Changes during the year
Net changes of items other than shareholders’ equity	(1,979)	1,373	(1,063)

Total changes during the year	(1,979)	1,373	(1,063)

Balance at the end of the year	(835)	1,144	(229)

Deferred gains or losses on hedges
Balance at the beginning of the year	(30,559)	(5,376)	(34,949)
Changes during the year
Net changes of items other than shareholders’ equity	19,442	(25,183)	29,573

Total changes during the year	19,442	(25,183)	29,573

Balance at the end of the year	(11,117)	(30,559)	(5,376)

Total valuation and translation adjustments
Balance at the beginning of the year	(29,415)	(5,605)	(34,115)
Changes during the year
Net changes of items other than shareholders’ equity	17,463	(23,810)	28,510

Total changes during the year	17,463	(23,810)	28,510

Balance at the end of the year	(11,952)	(29,415)	(5,605)

Total net asset
Balance at the beginning of the year	9,360,875	8,455,537	7,697,888
Changes during the year
Dividends	(819,061)	(722,702)	(578,161)
Net income	1,533,030	1,651,850	1,307,300
Acquisition of Treasury stock	(100)	—	—
Net changes of items other than shareholders’ equity	17,463	(23,810)	28,510

Total changes during the year	731,332	905,338	757,649

Balance at the end of the year	¥10,092,207	9,360,875	8,455,537

See accompanying notes to financial statements.

B-R 31 Ice Cream Co., Ltd.

Statements of cash flows

(In thousands)

	Fiscal year ended
	(Not covered by auditors’ report)		(Not covered by auditors’ report)
	December 31, 2011	December 31, 2010	December 31, 2009

Cash flows from operating activities
Income before income taxes	¥2,729,719	¥2,947,608	¥2,341,173
Adjustments to reconcile income before income taxes to net cash provided by operating activities:
Depreciation and amortization	997,717	953,594	942,221
Insurance income	(15,313)	—	—
Compensation on lease termination	—	(20,029)	—
Refund of consumption taxes	—	(4,203)	—
Loss on disposals of fixed assets	21,467	20,710	19,900
Loss on devaluation of supplies	—	—	31,293
Loss on disposals of other fixed assets	21,086	24,137	34,720
Loss on adjustment for changes of accounting standard for asset retirement obligations	26,010	—	—
Loss on disaster	222,270	—	—
Increase (decrease) in allowance for doubtful accounts	(4,031)	(5,651)	27,714
Increase (decrease) in provision for bonuses	(1,779)	4,183	(43,356)
Increase (decrease) in provision for retirement benefits	10,904	12,508	19,723
Increase (decrease) in provision for directors’ retirement benefits	11,400	10,100	(67,400)
Interest income	(800)	(1,081)	(1,549)
Decrease (increase) in accounts receivable-trade	(298,184)	(363,244)	(27,226)
Decrease (increase) in other receivables	(119,166)	11,537	(59,825)
Decrease (increase) in inventories	(238,074)	(242,658)	(5,198)
Increase (decrease) in accounts payable-trade	35,128	617	10,961
Decrease (increase) in advance payments	45,115	48,291	—
Decrease (increase) in prepaid expenses	(51,987)	(13,206)	—
Increase (decrease) in accounts payable	47,540	132,622	97,468
Increase (decrease) in gift card liability	245,239	39,991	—
Increase (decrease) in provision for directors’ bonuses	—	3,000	4,000
Increase (decrease) in deposits received	(33,784)	46,099	—
Increase (decrease) in accrued consumption taxes	(4,208)	(38,366)	50,124
Other	(38,542)	(844)	(20,869)

Subtotal	3,607,727	3,565,715	3,353,874
Interest and dividends income	1,032	1,289	1,731
Proceeds from insurance	15,313	—	—
Proceeds from compensation on lease termination	—	20,029	—
Payments relating to disaster	(134,775)	—	—
Income taxes paid	(1,428,885)	(1,159,831)	(871,402)

Net cash provided by operating activities	2,060,412	2,427,202	2,484,203

Cash flows from investing activities:
Payments for investments in securities	(2,612)	(2,590)	(2,562)
Payments for tangible fixed assets	(1,413,831)	(626,402)	(431,877)
Proceeds from sales of tangible fixed assets	3,000	16,777	—
Payments for intangible fixed assets	(79,748)	(29,269)	(112,953)
Payments for long-term prepaid expenses	(384,231)	(370,929)	(306,154)
Payments for lease deposits	(167,866)	(200,990)	(113,025)
Proceeds from lease deposits	19,704	31,273	21,791
Proceeds from loans receivable	12,138	9,889	15,065
Proceeds from long-term deposits	111,821	135,713	110,012
Other	(13,381)	(9,670)	(33,849)

Net cash used in investing activities	(1,915,006)	(1,046,198)	(853,552)

Cash flows from financing activities
Payments for acqusition of treasury stock	(100)	—	—
Cash dividends paid	(818,558)	(701,264)	(577,468)

Net cash used in financing activities	(818,658)	(701,264)	(577,468)

Net (decrease) increase in cash and cash equivalents	(673,252)	679,740	1,053,183

Cash and cash equivalents, beginning of year	3,912,939	3,233,199	2,180,016

Cash and cash equivalents, end of year	¥3,239,687	¥3,912,939	¥3,233,199

See accompanying notes to financial statements.

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by Auditors’ report included herein)

(1) Organization and description of business

B-R 31 Ice Cream Co., Ltd. (the “Company”) was incorporated in 1978 under the laws of Japan. The Company is engaged in the manufacture and sale of ice cream products mainly through franchise stores under the Baskin-Robins brand.

(2) Summary of significant accounting policies

(a) Financial statements basis and presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP vary in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). Information relating to the nature and effect of such differences is presented in Note 18 to the financial statements.

In preparing these financial statements, certain reclassifications and rearrangements, including additions of narrative footnote disclosures, have been made to the financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. The financial statements are stated in Japanese yen.

The accompanying financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been prepared on the assumption that the Company is a going concern.

(b) Cash and cash equivalents

Cash and cash equivalents is comprised of cash on hand, bank deposits on demand, and highly liquid short-term investments, generally with original maturities of three months or less, that are readily convertible to cash for which risk of changes in value is insignificant.

(c) Inventories

Inventories consist of finished products, raw materials and supplies. Supplies consist of stand-by store equipment and advertising goods.

Inventories are stated at the lower of acquisition cost or net selling value. Cost is principally determined by the first-in, first-out method, except for stand-by store equipment which is determined by the specific identification method.

(d) Tangible fixed assets

Tangible fixed assets are stated at cost. Depreciation is computed by using the straight-line method over the estimated useful life of the corresponding asset. Estimated useful lives for major assets are as follows:

Buildings:	15 - 35 years
Machinery and equipment:	9 years
Store leasehold improvements:	6 - 10 years

F-92	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(e) Leased assets

In March 2007, the ASBJ issued ASBJ No.13 “Revised Accounting Standard for Lease Transactions” and ASBJ Guidance No.16 “Revised Implementation Guidance on Accounting Standard for Lease Transactions”. The new standard and related implementation guidance eliminated a transitional rule where companies were allowed to account for finance leases that do not transfer ownership of the leased property to the lessee as operating lease transactions and instead required that such transactions be recorded as finance leases on the balance sheet effective for fiscal years beginning on or after April 1, 2008. In accordance with this new standard, starting in fiscal year 2009 the Company capitalized all finance leases on its balance sheet and depreciates the leased assets using the straight-line method, assuming a residual value of zero, over the lease term. However, finance leases that do not transfer ownership which were entered into before December 31, 2008 are accounted for as operating leases with required disclosures in footnotes.

The effect of the change did not have a material impact on operating income, ordinary income, and income before income taxes for fiscal year 2009.

(f) Software for internal use

Software for internal use is stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of 5 years.

(g) Long-term prepaid expenses

Long-term prepaid expenses mainly consist of store signage used for advertising purposes. These assets are depreciated using the straight-line method.

(h) Investment securities

i) Marketable available-for-sale securities

Marketable available-for-sale securities are stated at fair value, primarily based on market prices at the balance sheet date. Unrealized gains or losses, net of applicable taxes, are recorded as a component in “Net Assets”. Cost of marketable securities sold is determined using the moving-average cost method.

ii) Non-marketable available-for-sale securities

Non-marketable available-for-sale securities are stated at cost. Cost of non-marketable securities sold is determined using the moving-average cost method.

(i) Derivatives and hedges

Derivatives are carried at fair value. The Company utilizes derivative instruments to reduce its exposures to the fluctuations in foreign currency exchange rates associated with purchases denominated in foreign currencies. The Company enters into foreign exchange forward contracts on forecasted import transactions, mainly for the purchase of raw materials.

F-93	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The Company applies hedge accounting to account for its foreign exchange forward contracts because of high correlation and effectiveness. The Company does not perform a detailed effectiveness test since all of foreign currency forward transactions are based on forecasted transactions which are probable, and variability of the hedged items and hedging instruments is perfectly matched during the period that the hedges are designated.

Gains and losses on hedging instruments are deferred until completion of the hedged transactions.

(j) Allowance for doubtful accounts

The Company records an allowance for doubtful accounts on accounts receivable to cover probable credit losses, based on specific cases and past write-off experience.

(k) Employees’ bonuses

Employees’ bonuses are accrued at the end of the year to which such bonuses are attributable.

During fiscal year 2009, the Company changed its bonus payment policy. The periods for which bonus payments relates were changed as follow:

	Summer bonus	Winter bonus

Until fiscal year 2008	Previous year October through March	April through September
Effective fiscal year 2009	January through June	July through December

Furthermore, under the new policy, approximately 80% of annual bonuses are paid in June and December and the remaining portion is paid in February in the following fiscal year. The change in policy did not have any impact to results of operations.

(l) Directors’ bonuses

Directors’ bonuses are accrued at the end of the year to which such bonuses are attributable.

(m) Employees’ retirement benefits

The Company accounts for a pension liability based on the pension obligations and the fair value of the plan assets at the balance sheet date. Pension benefit obligations are determined to be the total amount payable if all eligible employees voluntarily retired at the balance sheet date less the amounts that the Company would be entitled to under the “Gaishoku Sangyo JF Fund” to pay such obligations. See Note 7. Plan assets in the Company’s cash balance fund are stated at fair value.

(n) Directors’ retirement benefits

The Company records a liability for directors’ retirement benefits which is determined to be the total amount payable if all directors retired at the balance sheet date.

F-94	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(o) Consumption taxes

Consumption tax and local consumption tax on goods and services paid or collected are not included in revenue or expense accounts subject to such taxes in the accompanying statements of income.

(p) Asset retirement obligations

Effective fiscal year 2011, the Company adopted the ASBJ Statement No. 18 “Accounting Standard for Assets Retirement Obligations” and the ASBJ Guidance No. 21 “Guidance on Accounting Standard for Assets Retirement Obligations” issued in March 2008. Prior to the adoption of these standards, the Company did not recognize any asset retirement obligations until the Company was required to settle such obligations.

Upon the application of the new standards, the Company recorded asset retirement obligations in relation to certain lease agreements under which the Company is committed to assume the cost to restore the leased properties to their original condition upon termination of the lease.

The effect of the adoption of this new accounting standards was a decrease of gross profit of ¥2,729 thousand, ordinary income of ¥6,320 thousand, and income before income taxes of ¥32,330 thousand.

(3) Changes in presentation

The Company made the following changes in presentation. Prior year financial statements are not reclassified to conform to the current period presentation.

(a) Statement of income

For the year ended December 31, 2009, franchise general expenses were included in “Other” within selling, general and administrative expenses. Due to materiality for the year ended December 31, 2010, franchise general expenses were presented as a separate line item within selling, general and administrative expenses. Such expense amounted to ¥237,370 thousand for the year ended December 31, 2009.

For the year ended December 31, 2009 inventory write-off was presented in a separate line item within selling, general and administrative expenses. For the year ended December 31, 2010 inventory write-off of ¥1,868 thousand was included in advertising expenses in selling, general and administrative expenses.

(b) Statements of cash flows

For the year ended December 31, 2009, inventory write-off was presented as a separate line item in “Cash flows from operating activities”. For the year ended December 31, 2010, inventory write-off of ¥1,868 thousand was included in “Other” of “Cash flows from operating activities”.

For the year ended December 31, 2009, increase or decrease in advance payments and advances received was included in “Other” of “Cash flows from operating activities”. For the year ended December 31, 2010, it was presented as a separate line item. Decrease in advance payments and advances received amounted to ¥910 thousand and ¥8,974 thousand, respectively for the year ended December 31, 2009.

F-95	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

For the year ended December 31, 2009, increase or decrease in prepaid expenses was included in “Other” within “Cash flows from operating activities”. Due to materiality, for the year ended December 31, 2010, it was presented as a separate line item. Decrease in prepaid expenses amounted to ¥697 thousand for the year ended December 31, 2009.

For the year ended December 31, 2009, increase or decrease in gift card liability was included in “Other” within “Cash flows from operating activities”. Due to materiality, for the year ended December 31, 2010, it was presented as a separate line item. Increase in gift card liability amounted to ¥8,644 thousand for the year ended December 31, 2009.

For the year ended December 31, 2009, proceeds from sales of tangible fixed assets were included in “Other” within “Cash flows from investing activities”. Due to materiality, for the year ended December 31, 2010, it was presented as a separate line item. Proceeds from sales of tangible fixed assets amounted to ¥772 thousand for the year ended December 31, 2009.

(4) Financial instruments

(a) Company’s policy for financial instruments

The Company invests in short-term deposits only and generates financing through operating cash flows. Derivatives are used for foreign exchange forward contracts with the purpose of hedging the exposure to exchange rate fluctuation risks in relation to the import of raw materials.

(b) Nature and extent of risks arising from financial instruments and risk management

Accounts receivable are subject to credit risks of customers. Their collection periods are generally one month. The Company manages these risks through periodic review of due dates and outstanding balances for each customer.

Investments in securities are subject to market volatility risks. These investments are related to capital and/or operating alliances with business partners, and are subject to market value volatility risk. The Company periodically monitors their fair values.

Lease deposits primarily relate to security deposits paid to the lessor for the lease of ice-cream stores. The Company periodically assesses the financial condition of the counterparties as appropriate.

“Long-term deposits received” are security deposit received from franchisees of ice-cream stores for the sublease of the property where the store is located.

Most trade payables such as accounts payable-trade, accounts payable-other and deposits received are settled within one month.

F-96	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(c) Supplemental information on fair value of financial instruments

Fair values of financial instruments are based on quoted market prices. When quoted market prices are not available, other rational valuation techniques are used instead. Such rational valuation techniques contain certain assumptions. Results may differ if different assumptions were used in the valuation.

(d) Fair value of financial instruments

Effective fiscal 2010, the Company applied the ASBJ Statement No. 10 “Accounting Standard for Financial Instruments” which was issued on March 10, 2008 and the ASBJ Guidance No. 19 “Guidance on Accounting Standard for Financial Instruments and Related Disclosures” which was also issued on March 10, 2008.

The carrying amounts, fair values and unrealized gains (losses) of financial instruments whose fair value is readily determinable as of December 31, 2011 and 2010 are as follows:

	Thousands of Yen
	December 31, 2011
	Carrying amount	Fair value	Unrealized gain (loss)

Assets:
(1) Cash and cash equivalent	¥3,239,687	3,239,687	—
(2) Accounts receivable-trade	3,045,929
Less: Allowance for doubtful accounts	(10,304)

	3,035,625	3,035,625	—
(3) Investment securities	24,949	24,949	—
(4) Lease deposits	1,791,954	1,640,553	(151,401)

Total	¥8,092,217	7,940,815	(151,401)

Liabilities:
(1) Accounts payable-trade	¥(529,888)	(529,888)	—
(2) Accounts payable-other	(1,210,192)	(1,210,192)	—
(3) Provision for income taxes	(566,660)	(566,660)	—
(4) Deposits received	(106,009)	(106,009)	—
(5) Long-term deposits received	(1,060,983)	(985,838)	75,145

Total	¥(3,473,733)	(3,398,588)	75,145

Derivative instruments under hedge accounting	¥(18,747)	(18,747)	—

F-97	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

	Thousands of Yen
	December 31, 2010
	Carrying amount	Fair value	Unrealized gain (loss)

Assets:
(1) Cash and cash equivalent	¥3,912,939	3,912,939	—
(2) Accounts receivable-trade	2,797,245
Less: Allowance for doubtful accounts	(23,873)

	2,773,372	2,773,372	—
(3) Investment securities	25,672	25,672	—
(4) Lease deposits	1,698,903	1,532,000	(166,903)

Total	¥8,410,886	8,243,983	(166,903)

Liabilities:
(1) Accounts payable-trade	¥(494,760)	(494,760)	—
(2) Accounts payable-other	(1,226,993)	(1,226,993)	—
(3) Provision for income taxes	(812,790)	(812,790)	—
(4) Deposits received	(139,794)	(139,794)	—
(5) Long-term deposits received	(983,362)	(909,533)	73,829

Total	¥(3,657,699)	(3,583,870)	73,829

Derivative instruments under hedge accounting	¥(51,533)	(51,533)	—

The methods and assumptions used to estimate the fair value are as follows:

Assets:

(1) Cash and cash equivalent and (2) Accounts receivable-trade

Because of their short maturities, the fair value of these items approximates their carrying amounts, therefore, they are measured at their carrying amounts.

(3) Investment securities

The fair value of equity securities is based on quoted market prices.

(5) Lease deposits

The fair value of lease deposits is calculated by grouping the deposits by maturity and calculating their present value using the yield of government bonds adjusted for credit risk.

The carrying amounts in the tables above do not include the unamortized balance of lease deposits not required to be returned. Furthermore, lease deposits totaling ¥232,000 thousand and ¥274,000 thousand as of

F-98	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

December 31, 2010 and 2011, respectively, are not included in the table above since these lease deposits do not have quoted market prices and their fair value cannot be determined as their future cash flows cannot be estimated.

Liabilities:

(1) Accounts payable-trade, (2) Accounts payable-other, (3) Accrued income taxes, and (4) Deposits received

Because of their short maturities, the fair values of these items approximate their carrying amounts, therefore, they are measured at their carrying amounts.

(5) Long-term deposits received

The fair value of long-term deposits received is calculated by grouping the deposits by maturity and calculating their present value using the yield of government bonds adjusted for credit risk. The carrying amounts shown in the above table do not include unamortized balance of long-term lease deposits not required to be returned.

Derivative Transactions:

Fair value of derivatives is obtained from financial institutions. All of the derivative transactions are foreign exchange forward contracts entered into by the Company with the purpose of hedging the exposure to exchange rate fluctuation risks in relation to the import of raw materials.

The contract amount does not represent the Company’s exposure to market risk associated with the derivative transactions.

	Thousands of Yen
	December 31, 2011
	Contract amount	Contract amount due after one year	Fair value

Foreign exchange forward contracts—to buy U.S. dollars	¥483,264	—	(18,747)

	Thousands of Yen
	December 31, 2010
	Contract amount	Contract amount due after one year	Fair value

Foreign exchange forward contracts—to buy U.S. dollars	¥539,088	—	(51,533)

F-99	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(5) Investment securities

Marketable available-for-sale securities are stated at fair value based on quoted market prices at the balance sheet date. Unrealized gains or losses, net of applicable taxes, are recorded as a component of “Net assets”. Investment securities are summarized as follow:

December 31, 2011

		Thousands of Yen
		Carrying amount	Acquisition cost	Unrealized gain(loss)

Securities with carrying amounts in excess of acquisition costs	Equity securities	15,419	13,438	1,981
	Other securities	—	—	—

	Subtotal	15,419	13,438	1,981

Securities with carrying amounts below acquisition costs	Equity securities	9,530	12,917	(3,387)
	Other securities	—	—	—

	Subtotal	9,530	12,917	(3,387)

	Total	24,949	26,355	(1,406)

December 31, 2010

		Thousands of Yen
		Carrying amount	Acquisition cost	Unrealized gain(loss)

Securities with carrying amounts in excess of acquisition costs	Equity securities	15,140	12,721	2,419
	Other securities	—	—	—

	Subtotal	15,140	12,721	2,419

Securities with carrying amounts below acquisition costs	Equity securities	10,532	11,021	(489)
	Other securities	—	—	—

	Subtotal	10,532	11,021	(489)

	Total	25,672	23,742	1,930

F-100	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(6) Leases

Leases entered into on or before December 31, 2008 that do not transfer ownership of the leased property to the lessee are accounted for as operating lease transactions. Pro forma information on an “as if capitalized” basis for the years ended December 31, 2011 and 2010 is as follows:

	Thousands of Yen
	December 31, 2011			December 31, 2010
	Acquisition cost	Accumulated depreciation	Balance at end of year	Acquisition cost	Accumulated depreciation	Balance at end of year

Vehicles, transportation equipment	¥14,858	13,509	1,348	37,719	30,708	7,011
Tools, furniture and fixtures	13,143	6,952	6,191	27,667	16,667	10,999
Software	—	—	—	3,363	2,794	568

Total	¥28,001	20,461	7,539	68,750	50,171	18,579

Future minimum lease payments outstanding at the end of the year are as follow:

	Thousands of Yen
	December 31, 2011	December 31, 2010

Due within one year	¥3,465	11,143
Due after one year	4,596	8,520

Total	¥8,061	19,664

Lease payments, depreciation expense and interest expense are as follow:

	Thousands of Yen
	Fiscal year ended
	December 31, 2011	December 31, 2010	December 31, 2009

Lease payments	¥11,646	25,865	30,080
Depreciation expense (*1)	10,849	23,824	27,992
Interest expense (*2)	475	1,154	1,575

(*1)	Depreciation is computed using the straight-line method over the lease term assuming a residual value of zero.
(*2)	Interest expense is computed and allocated to each period using the interest method assuming interest expense to be the excess of total lease payments over the acquisition cost.

(7) Employees’ retirement benefits

The Company has a defined benefit plan under which the amount of pension benefit that an employee will receive upon retirement, is determined based on various factors such as age, years of service and individual performance.

F-101	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The Company is responsible for the fulfillment of the pension obligations.

The pension benefits are payable at the option of the retiring employee either in a lump-sum amount or annuity payments.

The funded status of the Company’s benefit plan as of December 31, 2011 and 2010 are as follows:

	Thousands of Yen
	December 31, 2011	December 31, 2010

Retirement benefit obligations	¥(589,206)	(565,309)
Fair value of plan assets	446,194	433,201

Employees’ retirement benefits	¥(143,012)	(132,108)

The Company accounts for a pension liability based on the pension obligations and the fair value of the plan assets at the balance sheet date. Pension obligations are determined to be the total amount payable if all eligible employees voluntarily retired at the balance sheet date less the amounts that the Company would be entitled to under the “Gaishoku Sangyo JF Pension Fund” to pay such obligations.

The Company’s retirement benefit expenses for the years ended December 31, 2011, 2010, and 2009 amounted to ¥90,580 thousand, ¥76,897 thousand, and ¥70,832 thousand, respectively.

In October 2009 the Company transferred its Japanese tax-qualified pension plan to a cash balance plan, due to changes in the Japanese Corporate Tax law. This transfer was accounted for in accordance with ASBJ Guidance No.1, “Accounting for Transfer of Retirement Benefit Plans” and did not have a material impact in the Company’s results of operations.

In addition, the Company makes contributions to a “Gaishoku Sangyo JF Pension Fund” under which the assets contributed by the Company are not segregated in a separate account or restricted to provide benefits only to employees of the Company. For the 12 month period ended March 31, 2011, 2010 and 2009, contributions to such plan amounted to ¥35,422 thousand, ¥32,581 thousand and ¥29,070 thousand, respectively. Such contributions are recorded as net pension cost. The amounts that the Company would be entitled to under the “Gaishoku Sangyo JF Pension Fund” to pay retirement benefit obligations is the amount assuming all eligible employees voluntarily retired at the balance sheet date.

The proportionate amount of plan assets of the welfare pension fund corresponding to the number of participants was ¥447,873 thousand, ¥399,778 thousand and ¥298,139 thousand as of March 31, 2011, 2010, and 2009, respectively.

F-102	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The estimated fund status of the total “Gaishoku Sangyo JF Pension Fund” is as follow:

	Millions of Yen
	March 31, 2011	March 31, 2010	March 31, 2009

Plan assets	¥114,044	112,959	92,971
Estimated benefit obligations	127,953	123,946	123,473

Fund status	(13,909)	(10,987)	(30,501)

As of March 31, 2011, and 2010, the “Gaishoku Sangyo JF Pension Fund” had ¥698 million and ¥842 million of unrecognized past service liability, respectively. As of March 31, 2009, the “Gaishoku Sangyo JF Pension Fund” had ¥990 million of unrecognized past service liability and ¥16,921 million of deficits.

The Company’s fund contribution ratio to the “Gaishoku Sangyo JF Pension Fund” for the years ended March 31, 2011, 2010, and 2009 was 0.62%, 0.57%, and 0.47%, respectively.

(8) Stock options

The Company did not grant any stock options for the years ended December 31, 2011, 2010, and 2009 and there were no outstanding options as of December 31, 2011, 2010, and 2009.

(9) Production cost

The breakdown of production cost is as follows:

	Thousands of Yen
			(Not covered by auditors’ report)
	Fiscal 2011	Fiscal 2010	Fiscal 2009

Cost of raw materials	¥6,725,618	6,212,453	5,507,902
Labor cost	396,959	418,249	337,772
Other production costs	570,718	376,245	289,736

Total production cost during the year	¥7,693,295	7,006,948	6,135,411

Production cost is determined through process costing based on actual costs.

F-103	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The breakdown of other production cost is as follows:

Breakdown of other production cost

	Thousands of Yen
	(Not covered by auditors’ report)		(Not covered by auditors’ report)
	Fiscal 2011	Fiscal 2010	Fiscal 2009

Depreciation	¥57,170	49,416	44,819
Utilities	30,636	28,880	28,219
Factory supplies cost	51,829	54,591	44,116
Machinery maintenance and repair cost	60,798	46,160	39,919
Outsourcing cost(*1)	170,429	—	—
Other	199,856	197,195	132,661

Total	¥570,718	376,245	289,736

(*1)	In fiscal 2010, the outsourcing cost of \34,192 thousand was included in “other”.

(10) Transfer to other account

“Transfer to other account” include amounts initially charged to cost of sales but reclassified to selling, general and administrative expenses as they represent the cost of sample products for sales promotion and finish goods used for training of store employees.

(11) Cost of store equipment

Cost of store equipment is mainly comprised of the following:

	Thousands of Yen
	Fiscal year ended
	December 31, 2011	December 31, 2010	December 31, 2009

Depreciation	¥256,896	212,720	181,879
Maintenance and repair cost of store equipment	101,882	108,371	112,953
Rental expense	27,445	27,337	30,029
Supplies	35,881	31,646	31,724
Transportation	14,456	13,889	18,890
Storage charges	16,457	18,703	21,304

(12) Extraordinary gain

“Other” included in extraordinary income represents gains on sales of fixed assets of ¥1,846 thousand and ¥1,154 thousand for fiscal 2011 and 2010, respectively.

F-104	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(13) Loss on disposal of fixed assets

Loss on disposal of fixed assets is comprised of the following:

	Thousands of Yen
	For the year ended
	December 31, 2011	December 31, 2010	December 31, 2009

Loss on disposals of store equipment arising from store closing and related restoration	¥18,067	23,814	30,512
Loss on disposals of factory equipment	3,019	323	4,208

Total	¥21,086	24,137	34,720

(14) Loss on natural disaster

The loss on natural disaster represents the loss related to the Great East Japan Earthquake on March 11, 2011. This loss is comprised of the following:

(Thousands of Yen)
For the year ended December 31, 2011

Donations	¥110,083
Relief money to franchisees that suffered damages	52,800
Inventories write off	37,504
Provision for natural disasters	1,677
Plant and equipment repairment cost	19,700
Other	2,182

Total	¥223,948

F-105	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(15) Income taxes

The components of the deferred tax assets and liabilities at December 31, 2011 and 2010 are as follows:

	Thousands of Yen
	December 31, 2011		December 31, 2010
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities

Employees’ retirement benefits	¥52,215	—	53,768	—
Accrued enterprise tax	44,991	—	61,409	—
Allowance for doubtful accounts	30,731	—	37,338	—
Asset retirement obligations	26,657	(14,646)	—	—
Directors’ retirement benefits	23,308	—	21,978	—
Accrued employees’ bonuses	13,256	—	13,981	—
Inventory write-down	10,080	—	11,253	—
Impairment loss on investment property	9,737	—	9,737	—
Deferred loss on hedges	7,630	—	20,973	—
Amortization of long-term prepaid expenses	3,712	—	3,806	—
Other	19,039	—	14,155	—

Total	¥241,356	(14,646)	248,398	—

Reconciliations between the Japanese statutory income tax rate and the Company’s effective income tax rate for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Fiscal year ended
	December 31, 2011	December 31, 2010	December 31, 2009

Japanese statutory income tax rate	40.7%	40.7%	40.7%
Permanent differences, including entertainment expenses	3.2	3.2	3.4
Effect of the decrease of statutory income tax rate	0.5	—	—
Corporate inhabitant tax	0.1	0.1	0.1
Other	(0.8)	(0.1)	(0.1)

Effective income tax rate	43.8%	44.0%	44.2%

F-106	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

Adjustment for deferred income tax assets and deferred income tax liabilities corresponding to the change of Japanese statutory income tax rate

According to the “Revision of corporate income tax law in order to meet the structural changes of economy” (Law No.2011-114), as well as “Act on Special Measures concerning financing of the restoration activities in relation to the Great East Japan Earthquake” (Law No.2011-117), issued in December 2011, the statutory income tax rate was decreased from fiscal years commencing on or after April 1, 2012.

As a result, the statutory income tax rate for the Company will change as follows:

Before December 31, 2012	40.7%
From January 1, 2013 to December 31, 2015	38.0%
On and after January 1, 2016	35.6%

The effect of the future change in the statutory income tax rate resulted in a decrease of “deferred tax assets (net)” of ¥14,372 thousand, and an increase of “income taxes-deferred” of the same amount for the fiscal 2011.

(16) Changes in net assets

Number of shares issued and treasury stock is as follow:

	Common stock
	Shares issued	Treasury stock

Number of shares at December 31, 2009	9,644,554	8,524
Increase in shares during the year	—	—
Decrease in shares during the year	—	—

Number of shares at December 31, 2010	9,644,554	8,524
Increase in shares during the year	—	37
Decrease in shares during the year	—	—

Number of shares at December 31, 2011	9,644,554	8,561

(17) Per share information

The Company has no outstanding potentially dilutive stock.

	December 31, 2011	December 31, 2010	December 31, 2009

Net book value per share	¥1,047.34	971.45	877.49

	Fiscal year ended
	December 31, 2011	December 31, 2010	December 31, 2009

Net income per share	¥159.09	171.42	135.67

F-107	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The information to compute net income per share is as follow:

	Fiscal year ended
	December 31, 2011	December 31, 2010	December 31, 2009

Net income per share
Net income (in thousands)	¥1,533,030	1,651,850	1,307,300
Amount not attributable to common shareholders (in thousands)	—	—	—

Net income attributable to common stock (in thousands)	1,533,030	1,651,850	1,307,300

Average number of shares	9,636,005	9,636,030	9,636,030

(18) Summary of certain significant differences between Japanese GAAP and U.S. GAAP

The Company maintains its books and records in conformity with Japanese GAAP, which differs in certain respects from generally accepted accounting principles in the United States (“U.S. GAAP”). Reconciliations of net income and equity under Japanese GAAP with the corresponding amounts under U.S. GAAP, along with a description of those significant differences, statements of comprehensive income, related balance sheet and cash flow effects are summarized below.

Net income reconciliation

		Thousands of Yen
	Note	December 31, 2011	December 31, 2010

Net income under Japanese GAAP		¥1,533,030	1,651,850

U.S. GAAP adjustments:
Asset retirement obligations	a	(42,653)	(81,226)
Capitalized lease assets	c	564	(118)
Compensated absence	b	400	(2,400)
Lease obligation	c	(964)	(2,449)
Employees’ retirement benefit	d	(4,966)	(7,146)
Hedge accounting	e	19,442	(25,183)
Tax effect on adjustments	f	8,491	37,989

Net income under U.S. GAAP		¥1,513,344	1,571,317

F-108	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

Net income per share under U.S. GAAP

	December 31, 2011	December 31, 2010

Net income attributable to the Company’s common shareholders—basic undiluted	¥157.05	163.06
Weighted average shares outstanding—basic undiluted	9,636,005	9,636,030

Statements of comprehensive income

	Thousands of Yen
	December 31, 2011	December 31, 2010

Net income under U.S. GAAP	¥1,513,344	1,571,317
Other comprehensive income, net of tax:
Unrealized (loss) gain on available for sale securities, net of tax	(1,977)	1,372

Comprehensive income under U.S. GAAP	¥1,511,367	1,572,689

Equity reconciliation

		Thousands of Yen
	Note	December 31, 2011	December 31, 2010

Equity under Japanese GAAP		¥10,092,207	9,360,875
U.S. GAAP adjustments:
Asset retirement obligations	a	(521,458)	(478,805)
Capitalized lease assets	c	(521)	(1,085)
Compensated absence	b	(23,800)	(24,200)
Lease obligation	c	232,680	233,644
Employees’ retirement benefit	d	71,588	76,554
Hedge accounting	e	—	—
Other		(17,065)	(17,065)
Tax effect on adjustments	f	94,351	85,859

Equity under U.S. GAAP		¥9,927,982	9,235,777

F-109	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

Balance sheet items according to J GAAP and US GAAP

	Thousands of Yen
	JGAAP		US GAAP
	2011	2010	2011	2010

Current assets	7,768,603	7,981,228	7,768,603	7,981,228
Non-current assets	6,832,074	5,747,213	8,820,532	7,775,685

Total Assets	14,600,677	13,728,441	16,589,135	15,756,913

Current liabilities	(3,127,567)	(3,171,766)	(3,151,367)	(3,195,966)
Non-current liabilities	(1,380,903)	(1,195,800)	(3,509,786)	(3,325,170)
Total equity	(10,092,207)	(9,360,875)	(9,927,982)	(9,235,777)

Total liabilities and equity	(14,600,677)	(13,728,441)	(16,589,135)	(15,756,913)

(a) Asset retirement obligations

On March 31, 2008, the Accounting Standard Board of Japan (“ASBJ”) issued a new accounting standard for asset retirement obligations, ASBJ Statement No. 18 “Accounting Standard for Asset-Retirement Obligations” which is effective for fiscal years beginning on or after April 1, 2010. This new accounting standard requires all entities to recognize legal obligations associated with the retirement of a tangible fixed assets that result from the acquisition, construction or development and (or) the normal operation of a long-lived asset. A legal obligation is an obligation that an entity is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract.

The Company adopted this new accounting standard from the fiscal year beginning on January 1, 2011. Prior to the adoption of the standard, the Company did not recognize any asset retirement cost until the tangible fixed asset was retired and the Company was required to settle such cost.

Under U.S. GAAP, obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs are accounted and reported under FASB ASC Subtopic 410-20, “Asset Retirement Obligations”. Generally, there are no material differences between the new Japanese Standard and current U.S. GAAP, except that under Japanese GAAP asset retirement obligations are not recognized in situations where the entity can provide assurance that another party will ultimately reimburse the entity for the asset retirement cost. Under U.S. GAAP an asset retirement obligation would need to be recognized as such assurance would not extinguish the entity’s legal obligation.

The Company leases several properties in which leasehold improvements, such as counters, partitions, telephone and air conditioning systems have been installed. Most lease agreements in Japan require the lessee to restore the lease property to its original condition, including removal of the leasehold improvements that the lessee has installed, when the lessee moves out of the leased property. As a result, the Company will incur certain future costs for the restoration that is required under the lease arrangements.

F-110	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The following table summarizes the activities for asset retirement obligations for the years ended December 31, 2011 and 2010 under U.S. GAAP:

	Thousands of Yen
	December 31, 2011	December 31, 2010

i) Asset retirement obligation
Balance under Japanese GAAP	¥(73,261)	—
U.S. GAAP adjustments:
Beginning balance adjustments	(836,339)	(771,388)
Changes for the year	7,961	(64,951)

Total U.S. GAAP adjustments	(828,378)	(836,339)

Balance under U.S. GAAP	¥(901,639)	(836,339)

ii) Asset retirement costs capitalized in tangible fixed assets
Balance under Japanese GAAP	¥40,849	—
U.S. GAAP adjustments:
Beginning balance adjustments	357,534	373,808
Changes for the year	(50,614)	(16,274)

Total U.S. GAAP adjustments	306,920	357,534

Balance under U.S. GAAP	¥347,769	357,534

(b) Compensated absences

Under Japanese GAAP, there is no specific accounting standard that requires an entity to accrue a liability for future compensated absences. U.S. GAAP, FASB ASC Topic 710, “Compensation—General” requires the accrual of a liability for employees’ future compensated absences.

The following table summarizes the balance of accrued compensated absences and the changes during the years ended December 31, 2011 and 2010 under U.S. GAAP:

	Thousands of Yen
	December 31, 2011	December 31, 2010

Balance at under Japanese GAAP	¥—	—
U.S. GAAP adjustments:
Beginning balance adjustments	(24,200)	(21,800)
Adjustments for the year	400	(2,400)

Total U.S. GAAP adjustments	(23,800)	(24,200)

Balance at under U.S. GAAP	¥(23,800)	(24,200)

F-111	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

(c) Leases

In March 2007, the ASBJ issued ASBJ Statement No.13, “Accounting Standard for Lease Transactions,” which replaced the previous accounting standard for lease transactions issued in June 1993. The revised accounting standard requires that all finance lease transactions be capitalized. It also permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to continue to be accounted for as operating lease transactions. The Company adopted this revised accounting standard as of January 1, 2009, and capitalizes in the balance sheet all finance lease transactions in which the Company is the lessee, except for those that existed at the transition date and do not transfer ownership, which continue to be accounted for as operating leases with require disclosure in the notes to the financial statements. As of December 31, 2011 and 2010, there were no leased assets to be capitalized under Japanese GAAP.

U.S. GAAP, FASB ASC Topic 840, “Leases” is applied in order to determine whether the lessee should account for a lease transaction as an operating or a capital lease and whether the lessor should account for a lease transaction as an operating lease, a direct financing lease, a sales type lease or a leverage lease. ASC Topic 840 requires the lessee to record a capital lease as an asset and an liability and the lessor to record a direct financing lease as a receivable representing the minimum lease payments along with the derecognition of the leased property from the balance sheet. The Company analyzed its leases in accordance with the criteria specified in ASC 840 and determined that certain leases in which the Company is the lessee should be capitalized, and certain leases in which the Company is the lessor should be classified as direct financing leases.

In addition, the statement of cash flows prepared under Japanese GAAP presents cash flows from capital lease and direct finance lease transactions, which are accounted for as operating lease transactions in accordance with Japanese GAAP, as operating cash flows. Such lease cash flows are included in operating activities whereas such transactions qualify as capital lease transactions or a direct financing lease transaction and deemed repayments of lease obligation or cash received from lease receivables are presented as financing activities under U.S. GAAP.

F-112	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The following table summarizes the differences between Japanese GAAP and U.S. GAAP for capital leases and direct finance leases as of December 31, 2011 and 2010, and the changes for the years then ended:

Capital leases

	Thousands of Yen
	December 31, 2011	December 31, 2010

i) Capitalized lease assets
Balance under Japanese GAAP	¥—	—
U.S. GAAP adjustments:
Beginning balance adjustments	18,579	26,543
Changes for the year	(11,039)	(7,964)

Total U.S. GAAP adjustments	7,540	18,579

Balance under U.S. GAAP	¥7,540	18,579

ii) Lease obligation
Balance under Japanese GAAP	¥—	—
U.S. GAAP adjustments:
Beginning balance adjustments	(19,664)	(27,510)
Changes for the year	11,603	7,846

Total U.S. GAAP adjustments	(8,061)	(19,664)

Balance under U.S. GAAP	¥(8,061)	(19,664)

F-113	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

Direct finance leases

	Thousands of Yen
	December 31, 2011	December 31, 2010

i) Lease accounts receivable
Balance under Japanese GAAP	¥—	—
U.S. GAAP adjustments:
Beginning balance adjustments	2,089,797	2,025,729
Changes for the year	76,713	64,068

Total U.S. GAAP adjustments	2,166,510	2,089,797

Balance under U.S. GAAP	¥2,166,510	2,089,797

ii) Tangible fixed assets under direct finance leases
Balance under Japanese GAAP	¥569,798	506,233
U.S. GAAP adjustments:
Beginning balance adjustments	(506,233)	(445,159)
Changes for the year	(63,565)	(61,074)

Total U.S. GAAP adjustments	(569,798)	(506,233)

Balance under U.S. GAAP	¥—	—

iii) Unearned interest
Balance under Japanese GAAP	¥—	—
U.S. GAAP adjustments:
Beginning balance adjustments	(1,349,921)	(1,344,478)
Changes for the year	(14,111)	(5,443)

Total U.S. GAAP adjustments	(1,364,032)	(1,349,921)

Balance under U.S. GAAP	¥(1,364,032)	(1,349,921)

(d) Pension

Under Japanese GAAP, the Company accounts for a pension liability based on the pension obligations and the fair value of the plan assets at the balance sheet date. Pension obligations are determined to be the total amount payable if all eligible employees voluntarily retired at the balance sheet date, minus the amounts that the Company would be entitled to receive under the “Japanese Multiemployer plan” to pay such obligations. See Note 7.

Under U.S. GAAP, FASB ASC Topic 715, “Compensation-Retirement Benefits” is applied to employees retirement benefits. If the projected benefit obligation exceeds the fair value of plan assets, the employer shall recognize in its balance sheet a liability that equals the unfunded projected benefit obligation. If the fair value of plan assets exceeds the projected benefit obligation, the employer shall recognize in its statement of financial position an asset that equals the overfunded projected benefit obligation.

F-114	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The projected benefit obligation as of a date is the actuarial present value of all benefits attributed by the plan’s benefit formula to employee service rendered before that date. Recognizing the funded status of an entity’s benefit plans as a net liability or asset requires an offsetting adjustment to accumulated other comprehensive income (“AOCI”) in shareholders’ equity. The amounts to be recognized in AOCI representing unrecognized gains/losses, prior service costs/credits, and transition assets/obligations are amortized over certain period. Those amortized amounts are reported as net periodic pension cost in the income statement.

The following table summarizes the differences between Japanese GAAP and U.S. GAAP for accrued pension and severance liabilities as of December 31, 2011 and 2010, and the changes for the years then ended:

	Thousands of Yen
	December 31, 2011		December 31, 2010

Accrued pension and severance liabilities
Balance under Japanese GAAP		¥(143,012)	(132,108)

U.S. GAAP adjustments:
Beginning balance adjustments	76,554		83,700
Changes for the year	(4,966)		(7,146)

Total U.S. GAAP adjustments	71,588		76,554

Balance under U.S. GAAP		¥(71,424)	(55,554)

(e) Hedge accounting

The Company utilizes foreign exchange forward contracts in order to hedge foreign exchange risk for forecasted import transactions denominated in foreign currencies. Under Japanese GAAP, the Company records the foreign exchange forward contracts at fair value at the balance sheet date. The resulting foreign exchange forward contracts’ gain or loss is initially reported as a component of valuation and translation adjustments in net assets and subsequently reclassified into earnings when the forecasted transaction affects earnings. The accounting treatment is similar to the cash flow hedge of U.S. GAAP. However, U.S. GAAP requires an entity to meet specific criteria, such as formal documentation of the hedging relationship and assessment of hedging instrument’s effectiveness for derivative instruments to qualify for hedge accounting. The Company’s hedging relationship of the foreign exchange forward contracts and the forecasted import transactions denominated in foreign currencies did not meet the specific criteria for cash flow hedge accounting under U.S. GAAP. As such, forward contracts’ gain and losses reported as a component of net assets under Japanese GAAP have been reclassified to net income under U.S. GAAP.

F-115	(Continued)

B-R 31 Ice Cream Co., Ltd.

Notes to the financial statements—(continued)

Years ended December 31, 2011, 2010 and 2009

(Information as of December 31, 2011 and 2009 and for the years ended December 31, 2011 and 2009,

not covered by auditors’ report included herein)

The following table summarizes the differences between Japanese GAAP and U.S. GAAP for hedge accounting as of December 31, 2011 and 2010.

	Thousands of Yen
	December 31, 2011	December 31, 2010

Accumulated other comprehensive income
Balance under Japanese GAAP	¥(11,117)	(30,559)

U.S. GAAP adjustments:
Beginning balance adjustments	30,559	5,376
Changes for the year	(19,442)	25,183

Total U.S. GAAP adjustments	11,117	30,559

Balance under U.S. GAAP	¥—	—

(f) Tax effect on adjustments

Accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with ASC Topic 740. The following tables summarize the impact on the Japanese GAAP deferred tax assets and liabilities in the Company’s consolidated balance sheets as a result of the U.S. GAAP adjustments as of December 31, 2011 and 2010.

	Thousands of Yen
	December 31, 2011	December 31, 2010

Deferred tax assets, net of deferred tax liabilities
Balance under Japanese GAAP	¥226,710	248,398

U.S. GAAP adjustments:
Beginning balance adjustments	85,859	47,870
Changes for the year	8,491	37,989

Total U.S. GAAP adjustments	94,350	85,859

Balance under U.S. GAAP	¥321,060	334,257

F-116